Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of  May 23, 2012, but effective as of May 1, 2012 (“Effective Date”), by and between The Shaw Group Inc., a Louisiana corporation (“Shaw”), and Gary P. Graphia, a resident of the State of Louisiana, whose permanent address is 19634 S. Muirfield, Baton Rouge, LA 70810 (“Consultant”).

WHEREAS, Shaw is the business of providing, among other things, industrial piping systems and construction services for refinery, chemical and power generation projects throughout the world;

WHEREAS, Consultant resigned from The Shaw Group Inc. contemporaneous with the effective date of this Agreement,

WHEREAS, Consultant is a former employee of Shaw and has knowledge of the business of Shaw and can provide valuable consulting services related to that business; and

WHEREAS, Shaw desires to obtain, and Consultant desires to provide, consulting services in accordance with the terms of this agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are herein contained, the parties agree as follows:

1.           Consulting Services.  During the term of this Agreement, Consultant agrees to provide advice and assistance on matters about which Consultant has knowledge and familiarity (“Consulting Services”) to Shaw making himself available as reasonably requested by Shaw or any of its subsidiaries or affiliates.  Where such Consulting Services must be provided in person, Shaw will accommodate Consultant’s availability to every extent possible and shall reimburse consultant for reasonable expenses incurred should he need to travel in order to provide Consulting Services.  Further any time expended on travel associated with the provision of Consulting Services shall be considered as Consulting Services.

2.           Authority and Relationship.  Except as otherwise consented to or directed by Shaw in writing, Consultant does not have the authority to accept or reject any inquiry or order from any customer or to enter into any agreement or contract on behalf of Shaw.  The parties hereto agree that Consultant is an independent contractor of Shaw and that no employer/employee relationship shall exist between Shaw and Consultant, or any of his employees, agents or contractors.  Any employee, agent or contractor retained by Consultant to fulfill any of his obligations hereunder shall be an employee, agent or contractor of Consultant and not of Shaw.  Nothing stated herein shall be construed to establish any legal relationship whatsoever between Shaw and any employee, agent or contractor of Consultant.

3.           Confidentiality.  Consultant has entered into a Confidentiality Agreement as part of his employment with Shaw and continues to be bound by said Confidentiality Agreement for his Consulting Services.

4.           Compliance with Laws.  In rendering the services to be performed under this Agreement, each of the parties hereby warrants and agrees that it has and will comply with any and all applicable laws, regulations, decrees or other local, state or national directives of the United States of America, any state or political subdivision thereof, or any other country or political subdivision thereof having the force of law, including, without limitation, those laws and regulations pertaining to the taxation, trade, labor, currency exchange, boycotts, bribery and corruption in connection with government actions and procurement and those laws and regulations of similar import and subject matter.  Without limiting the foregoing, Consultant hereby warrants and agrees that it will not violate the United States Foreign Corrupt Trade Practices Act (Section 30A of the Securities Exchange Act of 1934, as amended).

5.           Fees.

(a) During the first twelve (12) months of the Term (as defined below), Shaw will pay Consultant a consulting fee of $16,666.66 per month for Consulting Services not to exceed 20 hours per month.  This monthly fee shall be paid to Consultant at the end of each of the first twelve (12) months of the Term.  If the Agreement is executed more than 30 days after the Effective Date, Shaw shall have 15 days from the date of execution to make the first monthly fee payment.  Any Consulting Services performed in excess of 20 hours per month (“Additional Services”) shall be billed at an hourly rate of $1,000.00.  Such amounts for Additional Services will be payable within thirty (30) days of the receipt of Consultant’s invoice for such Additional Services, which invoice must be provided on or before the 15th of the month following the month in which the Additional Services are provided.  Further, the provision of any Additional Services shall be at the sole discretion of Consultant.

(b) During the second twelve (12) months of the Term (as defined below), Shaw will pay Consultant a consulting fee of $8,333.33 per month for Consulting Services not to exceed 10 hours per month.  This monthly fee shall be paid to Consultant at the end of each of the second twelve (12) months of the Term.  Any Consulting Services performed in excess of 10 hours per month (“Additional Services”) shall be billed at an hourly rate of $1,000.00.  Such amounts for Additional Services will be payable within thirty (30) days of the receipt of Consultant’s invoice for such Additional Services, which invoice must be provided on or before the 15th of the month following the month in which the Additional Services are provided.  Further, the provision of any Additional Services shall be at the sole discretion of Consultant.

(c)  Time spent on Consulting Services and Additional Services shall be tracked, and in the case of Additional Services, billed, in increments of not less than .25 of an hour.  In addition, Company will reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant in performing any requested Consulting Services. Consultant shall be responsible for all personal income taxes and similar obligations with respect to any and all payments hereunder, including without limitation all federal and state income tax, social security tax and any withholding or similar obligations of Consultant or any other employee or subcontractor of Consultant.

6.           Term.  Except for Section 3 above, which shall survive the termination of this Agreement pursuant to the terms of the confidentiality agreement referenced therein, or as otherwise agreed in writing by the parties, this Agreement shall be two (2) years from the Effective Date.  The Agreement shall automatically terminate two (2) years after the Effective Date with no further documents to be executed by the parties. The Agreement may only be extended by an Amendment to the Agreement set forth in writing and signed by the parties.

7.           Payments Due Upon Cancellation.  Consultant and the Company shall have the right to cancel this Agreement for any reason upon 30 days written notice.  If the agreement is cancelled by either party, Consultant is not entitled to any additional payments other than fees earned to the date of cancellation, and expenses incurred but not yet paid.

8.           Long Term Incentives.  Notwithstanding any provisions to the contrary in the plan(s) or grant agreements governing such Long Term Incentives, Consultant’s stock options that are vested as of the Effective Date shall continue to be exercisable during the first twelve (12) months of the Term and shall not terminate until the earlier of: (1) twelve (12) months after the Effective Date, or (2) ninety (90) days after the date of cancellation of this agreement if cancelled by Consultant; provided that in no event shall such period extend the exercise period for such options beyond the date that is 10 years from the date of grant of such option.

9.           Notices.  All formal notices, requests, consents, and other communications hereunder shall be in writing and shall be faxed to the other party at its fax number provided below with a copy forwarded by first class mail or overnight courier, fully prepaid and addressed as follows:

To Consultant at:
Gary P. Graphia
19634 S. Muirfield
Baton Rouge, LA 70810

To Shaw at:
Scott Trezise (or the Senior VP of Human Resources at that time)
The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA  70809
(225) 987-7111

or at such other address as may be furnished in writing.

10.           Miscellaneous.  This Agreement sets forth the entire understanding between the parties and supersedes all other agreements and understandings, whether written or oral, of the parties with respect to Consulting Services.  Without the prior written consent of Shaw, this Agreement shall not be transferred or assigned by Consultant, except that Consultant may provide Consulting Services through a legal entity, such as an LLC, of which he is a principal.  This Agreement shall bind and inure to the benefit of the permitted successors and assignees of the parties.  The terms and provisions of this Agreement may not be modified or amended except in writing executed by duly authorized representatives of both parties.  This Agreement shall be construed under, governed by and enforced pursuant to the laws of the State of Louisiana, where Shaw’s principal office is located.  Any action related to this agreement shall proceed in arbitration in accordance with Paragraph 15 of Consultant’s Employment Agreement dated December 22, 2008.

THE SHAW GROUP INC.                                                                                                CONSULTANT

By: /s/ John Donofrio                                                                                                       /s/ Gary P. Graphia
Name: John Donofrio                                                                                                        Gary P. Graphia
Title: Executive Vice President                                                                                        Date: May 23, 2012
Date: May 23, 2012